Exhibit 99

Contact:	L-3 Communications Holdings, Inc.
	Corporate Communications	For Immediate Release
212-697-1111

L-3 Announces Fourth Quarter 2014 Results

—	Diluted earnings per share of $2.36
—	Net sales of $3.2 billion
—	Net cash from operating activities of $520 million
—	Book-to-bill ratio of 1.05x on a 14% increase in funded orders to $3.4 billion
—	Updated 2015 financial guidance

NEW YORK, January 29, 2015 – L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted earnings per share (diluted EPS) of $2.36 for the quarter ended December 31, 2014 (2014 fourth quarter), compared to $2.04 for the quarter ended December 31, 2013 (2013 fourth quarter). The 2014 fourth quarter included: (1) tax benefits of $0.26 per diluted share related to the retroactive reinstatement of the U.S. Federal research and experimentation (R&E) tax credit in December 2014 and (2) a charge of $0.17 per diluted share in the Electronic Systems segment related to a product specifications matter. Net sales of $3.2 billion for the 2014 fourth quarter decreased by 1% compared to the 2013 fourth quarter.

“Across L-3, our dedicated employees contributed to a solid fourth quarter by focusing on program execution and productivity improvements,” said Michael T. Strianese, chairman, president and chief executive officer. “We penetrated new markets and capitalized on emerging opportunities, as evidenced by strong funded orders of $3.4 billion, resulting in a book-to-bill ratio of 1.05x.”

“We also continued to execute our disciplined portfolio reshaping and cash allocation strategy. During the quarter, we announced a definitive agreement to sell our Hamburg-based Marine Systems International (L-3 MSI) business to Wärtsilä Corporation. We continue to evaluate our portfolio to address the needs of a dynamic and demanding marketplace and to strengthen our core business as demonstrated by our acquisition of MITEQ, Inc. in January 2015, which adds key products to our Communication Systems segment and further expands our customer base. We also delivered value to our shareholders during 2014 by repurchasing $823 million of our common stock and paying dividends of $208 million, for a total of $1 billion of cash returned to our shareholders.”

Key competitive wins for the quarter included contracts: (1) with the National Security Agency’s (NSA) Enterprise Program Management (EPM) to provide systems engineering, acquisition planning, program management and financial management for two of NSA’s major mission areas, (2) to provide the U.S. Army Medical Communications for Combat Casualty Care (MC4) with engineering and logistics support, (3) with the Comprehensive Nuclear Test Ban Treaty Organization (CTBTO) – United Nations to design, manufacture and install a Hydrographic Data Acquisition System (HDAS) range off of Crozet Island, France, (4) to provide the United Arab Emirates (UAE) Presidential Guard with MX-15D Targeting Systems for Intelligence Surveillance and Reconnaissance (ISR) and Armament Control System (ACS) in support of its border patrol program and (5) to provide a digital cockpit upgrade for the U.S. Army’s UH-60L Black Hawk helicopter.

L-3 Announces Results for the 2014 Fourth Quarter	Page 2

L-3 Consolidated Results

	Fourth Quarter Ended			Year Ended Dec. 31,
($ in millions, except per share data)	2014	2013(1)	Increase/ (decrease)	2014	2013(1)	Increase/ (decrease)
Net sales	$3,208	$3,234	(1)%	$12,124	$12,622	(4)%
Operating income	$303	$306	(1) %	$1,085	$1,212	(10)%
Operating margin	9.4%	9.5%	(10) bpts	8.9%	9.6%	(70) bpts
Interest expense	$49	$46	7%	$178	$177	1%
Interest and other income, net	$4	$6	(33)%	$18	$20	(10)%
Effective income tax rate	19.8%	29.3%	(950) bpts	26.8%	28.0%	(120) bpts
Net income attributable to L-3	$203	$185	10%	$664	$751	(12)%
Diluted EPS	$2.36	$2.04	16%	$7.56	$8.24	(8)%
Diluted weighted average common shares outstanding	86.0	90.5	(5)%	87.8	91.1	(4)%
(1) See Tables E and F for the revisions to the previously reported unaudited condensed consolidated statements of operations for the fourth quarter and the year ended December 31, 2013.

Fourth Quarter Results of Operations: For the 2014 fourth quarter, consolidated net sales of $3.2 billion decreased $26 million, or 1%, compared to the 2013 fourth quarter. Sales to the U.S. Government, including sales from acquired businesses(1) of $20 million, declined 2%, or $46 million, to $2,208 million in the 2014 fourth quarter, compared to $2,254 million in the 2013 fourth quarter. This decrease was partially offset by an increase in net sales to international and commercial customers of 2%, or $20 million, to $1.0 billion in the 2014 fourth quarter, compared to $980 million in the 2013 fourth quarter. Net sales to international and commercial customers, as a percentage of consolidated net sales, increased to 31% for the 2014 fourth quarter as compared to 30% for the 2013 fourth quarter.

Operating income for the 2014 fourth quarter of $303 million decreased $3 million, or 1%, compared to the 2013 fourth quarter. Operating income as a percentage of sales (operating margin) decreased by 10 basis points to 9.4% for the 2014 fourth quarter compared to 9.5% for the 2013 fourth quarter. Operating margin decreased by 60 basis points due to a charge of $18 million in the Electronic Systems segment related to a product specifications matter and 20 basis points primarily due to unfavorable contract performance adjustments in the Aerospace Systems segment. These decreases were partially offset by an increase of 70 basis points due to lower pension expense of $23 million. See the reportable segment results below for additional discussion of sales and operating margin trends.

Interest and other income, net, decreased due to a loss recorded on the sale of a business within the Warrior Systems sector of the Electronic Systems segment of $3 million.

The effective tax rate for the 2014 fourth quarter decreased to 19.8% from 29.3% primarily due to $22 million for the retroactive reinstatement in December 2014 of the U.S. Federal R&E tax credit.

Net income attributable to L-3 in the 2014 fourth quarter increased 10% to $203 million compared to the 2013 fourth quarter, and diluted EPS increased 16% to $2.36 from $2.04. Diluted weighted average common shares outstanding for the 2014 fourth quarter declined by 5% compared to the 2013 fourth quarter primarily due to repurchases of L-3 common stock.

Full Year Results of Operations: For the year ended December 31, 2014, consolidated net sales of $12.1 billion decreased $498 million, or 4%, compared to the year ended December 31, 2013. Sales to the U.S. Government, including sales from acquired businesses of $78 million, declined 7%, or $602 million, to $8,584 million in the year ended December 31, 2014, compared to $9,186 million in the year ended December 31, 2013. This decrease was partially offset by an increase in net sales to international and commercial customers of 3%, or $104 million, to $3,540 million in the year ended December 31, 2014, compared to $3,436 million in the year ended December 31, 2013. Net sales to international and commercial customers, as a percentage of consolidated net sales,

(1)	Net sales from acquired businesses are comprised of: (i) net sales from business acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) net sales from business and product line divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2014 Fourth Quarter	Page 3

increased to 29% for the year ended December 31, 2014, as compared to 27% for the year ended December 31, 2013.

Operating income for the year ended December 31, 2014 of $1,085 million decreased $127 million, or 10%, compared to the year ended December 31, 2013. Operating margin decreased by 70 basis points to 8.9% for the year ended December 31, 2014, compared to 9.6% for the year ended December 31, 2013. Operating margin decreased by: (1) 120 basis points due to lower sales and mix changes and unfavorable contract performance adjustments in the Aerospace Systems segment, and $25 million of outside accounting and legal advisory costs incurred in connection with the previously disclosed internal review of the Aerospace Systems segment (Internal Review), (2) 20 basis points due to a charge of $18 million in the Electronic Systems segment related to a product specifications matter and (3) 10 basis points due to higher overhead expenses and lower sales in the National Security Solutions (NSS) segment. These decreases were partially offset by lower pension expense of $94 million, which increased operating margin by 80 basis points. See the reportable segment results below for additional discussion of sales and operating margin trends.

Interest and other income, net, decreased due to a loss recorded on the sale of a business within the Warrior Systems sector of the Electronic Systems segment of $3 million.

The effective tax rate for the year ended December 31, 2014 decreased to 26.8% from 28.0% primarily due to a lower effective tax rate on foreign earnings.

Net income attributable to L-3 in the year ended December 31, 2014 decreased 12% to $664 million compared to the year ended December 31, 2013, and diluted EPS decreased 8% to $7.56 from $8.24. Diluted weighted average common shares outstanding for the year ended December 31, 2014 declined by 4% compared to the year ended December 31, 2013 primarily due to repurchases of L-3 common stock.

Orders: Funded orders for the 2014 fourth quarter were $3.4 billion, an increase of 14% compared to the 2013 fourth quarter. Funded orders for the year ended December 31, 2014 remained substantially the same at $12.1 billion. Funded backlog decreased 1% to $10.2 billion at December 31, 2014 compared to $10.4 billion at December 31, 2013.

Cash Flow and Cash Returned to Shareholders: Net cash from operating activities decreased by $126 million, or 20%, to $520 million for the 2014 fourth quarter, compared to $646 million for the 2013 fourth quarter. The decrease in net cash from operating activities was due to a lower decrease in working capital in the 2014 fourth quarter compared to the 2013 fourth quarter, primarily related to billed receivables and contracts in process.

Net cash from operating activities decreased by $138 million, or 11%, to $1,125 million for the year ended December 31, 2014, compared to $1,263 million for the year ended December 31, 2013. The decrease in net cash from operating activities was due to the decrease in net income and an increase in working capital, partially offset by lower payments for income taxes. The increase in working capital is primarily due to a use of cash for trade accounts payable.

The table below summarizes the cash returned to shareholders during the 2014 and 2013 fourth quarters and the years ended December 31, 2014 and 2013.

	Fourth Quarter Ended		Year Ended Dec. 31,
($ in millions)	2014	2013	2014	2013
Net cash from operating activities	$520	$646	$1,125	$1,263
Capital expenditures, net of dispositions	(68)	(60)	(179)	(197)

Free cash flow(1)	$452	$586	$946	$1,066

Dividends paid	$50	$48	$208	$199
Common stock repurchases	410	396	823	800

Cash returned to shareholders	$460	$444	$1,031	$999

Percent of free cash flow returned to shareholders	102%	76%	109%	94%

(1)  Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment) plus income tax payments attributable to discontinued operations. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.

L-3 Announces Results for the 2014 Fourth Quarter	Page 4

Reportable Segment Results

Electronic Systems

	Fourth Quarter Ended		Increase	Year Ended Dec. 31,
($ in millions, 2013 as revised)	2014	2013(1)		2014	2013(1)	Increase
Net sales	$1,331	$1,251	6.4%	$4,617	$4,598	0.4%
Operating income	$154	$145	6.2%	$537	$533	0.8%
Operating margin	11.6%	11.6%	— bpts	11.6%	11.6%	— bpts
(1) See Tables G and H for the revisions to the previously reported segment net sales, operating income and operating margin.

Fourth Quarter: Electronic Systems net sales for the 2014 fourth quarter increased by $80 million, or 6%, compared to the 2013 fourth quarter. Sales increased: (1) $40 million for Warrior Systems primarily due to increased deliveries of night vision goggles to foreign militaries and the U.S. Army, (2) $25 million for Sensor Systems due to increased deliveries of EO/IR turrets primarily to international customers and (3) $18 million for Precision Engagement & Training primarily due to timing of deliveries of ordnance products to the U.S. military. The Mustang Technology Group acquisition in December 2013 increased sales by $13 million. These increases were partially offset by sales decreases of $16 million primarily for Power & Propulsion Systems due to lower sales volume for undersea warfare products and maritime automation systems to foreign ministries of defense.

Electronic Systems operating income for the 2014 fourth quarter increased by $9 million, or 6%, compared to the 2013 fourth quarter. Operating margin of 11.6% remained the same. Operating margin decreased by 130 basis points due to a charge of $18 million related to a product specifications matter. This decrease was partially offset by increases of: (1) 70 basis points primarily due to higher sales and mix changes, primarily for Aviation Products, Warrior Systems and Marine Systems International and (2) 60 basis points due to lower pension expense of $8 million.

Full Year: Electronic Systems net sales for the year ended December 31, 2014 increased by $19 million, or 0.4%, compared to the year ended December 31, 2013. Sales increased: (1) $38 million for Security & Detection Systems due to increased volume for airport security system products from international customers and the Transportation Security Administration (TSA), (2) $28 million for Marine Systems International due to timing of deliveries of shipbuilding products to a foreign navy and commercial customers, (3) $27 million for Power & Propulsion Systems primarily due to increased volume on certain contracts including an engine production contract to a foreign military and missile targets to the Missile Defense Agency (MDA), partially offset by lower volume on undersea warfare products and (4) $14 million primarily for Warrior Systems due to increased deliveries of night vision goggles to foreign militaries and the U.S. Army, partially offset by lower demand for holographic weapons sights for the commercial sporting and recreational markets. The Mustang Technology Group acquisition increased sales by $41 million. These increases were partially offset by sales decreases of: (1) $65 million for Precision Engagement & Training due to reduced deliveries of U.S. Army rotary wing training systems for the Flight School XXI program, lower volume for upgrades for F/A-18 flight simulator trainers and completed contracts for guidance products for the U.S. Army, and (2) $64 million for Sensor Systems primarily due to lower volume for airborne EO/IR turrets to the U.S. military due to the drawdown from Afghanistan, and the completion of a contract for force protection products for a foreign ministry of defense.

Electronic Systems operating income for the year ended December 31, 2014 increased by $4 million, or 0.8%, compared to the year ended December 31, 2013. Operating margin of 11.6% remained the same. Operating margin increased by 60 basis points due to lower pension expense of $30 million and 30 basis points primarily due to improved contract performance, primarily for Power & Propulsion Systems, Precision Engagement & Training and Warrior Systems. These increases were offset by decreases of: (1) 50 basis points primarily due to lower sales for Sensor Systems and (2) 40 basis points due to a charge of $18 million related to a product specifications matter.

L-3 Announces Results for the 2014 Fourth Quarter	Page 5

Aerospace Systems

	Fourth Quarter Ended		Increase	Year Ended Dec. 31,		Decrease
($ in millions, 2013 as revised)	2014	2013(1)		2014	2013(1)
Net sales	$1,152	$1,139	1.1%	$4,321	$4,551	(5.1)%
Operating income	$92	$90	2.2%	$288	$426	(32.4)%
Operating margin	8.0%	7.9%	10 bpts	6.7%	9.4%	(270) bpts

(1)	See Tables G and H for the revisions to the previously reported segment net sales, operating income and operating margin.

Fourth Quarter: Aerospace Systems net sales for the 2014 fourth quarter increased by $13 million, or 1%, compared to the 2013 fourth quarter. Sales increased $8 million for Platform and Logistics Solutions and $5 million for ISR Systems. Platform and Logistics Solutions sales increased due to higher volume for foreign military aircraft modification contracts, including the Australia C-27J aircraft, partially offset primarily by lower volume for: (1) the U.S. Air Force (USAF) due to the Department of Defense’s (DoD) retirement of the Joint Cargo Aircraft (JCA) and the DoD’s planned reduction of the Compass Call aircraft fleet and (2) reduced deliveries of aircraft cabin assemblies and subassemblies. The increase in sales for ISR Systems was primarily due to higher volume for small ISR aircraft systems to a foreign government.

Aerospace Systems operating income for the 2014 fourth quarter increased by $2 million, or 2%, compared to the 2013 fourth quarter. Operating margin increased by 10 basis points to 8.0%. Operating margin increased by 80 basis points due to lower pension expense of $9 million. This increase was partially offset by unfavorable contract performance adjustments primarily on an international head-of-state aircraft modification contract, which decreased operating margin by 70 basis points.

Full Year: Aerospace Systems net sales for the year ended December 31, 2014 decreased by $230 million, or 5%, compared to the year ended December 31, 2013. Sales decreased $205 million for Platform and Logistics Solutions and $25 million for ISR Systems. Platform and Logistics Solutions sales decreased: (1) $89 million due to lower volume to the USAF from the DoD’s retirement of the JCA and the DoD’s planned reduction in the Compass Call aircraft fleet, (2) $89 million due to lower volume for aircraft modifications for the U.S. Navy maritime patrol aircraft due to the transition to a new aircraft platform and international head-of-state aircraft, (3) $59 million primarily due to lower volume for the Canadian Department of National Defence (DND) and commercial contracts nearing completion, (4) $48 million due to reduced deliveries of aircraft cabin assemblies and subassemblies and (5) $7 million primarily due to decreased volume for field maintenance and sustainment services for USAF training aircraft. These decreases were partially offset by a sales increase of $55 million for the Australia C-27J aircraft and $32 million primarily due to higher volume for foreign military aircraft modification contracts. ISR Systems sales declined primarily due to lower sales and volume for small ISR aircraft and aircraft systems due to the U.S. military drawdown in Afghanistan.

Aerospace Systems operating income for the year ended December 31, 2014 decreased by $138 million, or 32%, compared to the year ended December 31, 2013. Operating margin declined by 270 basis points to 6.7%. Operating margin declined by: (1) 170 basis points primarily due to lower sales and mix changes, (2) 80 basis points due to unfavorable contract performance adjustments on modification contracts for international head-of-state and search and rescue aircraft, (3) 60 basis points due to $25 million of charges for outside accounting and legal advisory costs incurred in connection with the Internal Review and (4) 40 basis points primarily due to unfavorable contract performance adjustments on a number of contracts for aircraft cabin assemblies. These decreases were partially offset by 80 basis points due to lower pension expense of $35 million.

L-3 Announces Results for the 2014 Fourth Quarter	Page 6

Communication Systems

	Fourth Quarter Ended			Year Ended Dec. 31,		Increase/ (decrease)
($ in millions, 2013 as revised)	2014	2013(1)	Increase/ (decrease)	2014	2013(1)
Net sales	$461	$534	(13.7)%	$1,977	$2,178	(9.2)%
Operating income	$49	$52	(5.8)%	$196	$168	16.7%
Operating margin	10.6%	9.7%	90 bpts	9.9%	7.7%	220 bpts

(1)	See Table H for the revision to the previously reported segment net sales, operating income and operating margin.

Fourth Quarter: Communication Systems net sales for the 2014 fourth quarter decreased by $73 million, or 14%, compared to the 2013 fourth quarter. Sales decreased $55 million for Broadband Communication Systems primarily due to lower volume for airborne and ground-based networked communication systems as contracts near completion and demand declines due to DoD budget reductions. Sales decreased $12 million for Space & Power Systems primarily due to timing of deliveries of power devices for commercial satellites. Sales also decreased by $6 million primarily for Tactical Satellite Communications products due to lower demand and timing of deliveries of mobile and ground-based satellite communication systems for the U.S. military.

Communication Systems operating income for the 2014 fourth quarter decreased by $3 million, or 6%, compared to the 2013 fourth quarter. Operating margin increased by 90 basis points to 10.6%. Operating margin increased by 130 basis points due to lower pension expense of $6 million. These increases were partially offset by a decrease of 40 basis points due to unfavorable contract performance adjustments on a fixed price development contract.

Full Year: Communication Systems net sales for the year ended December 31, 2014 decreased by $201 million, or 9%, compared to the year ended December 31, 2013. Sales decreased $188 million for Broadband Communication Systems primarily due to: (1) lower volume for airborne and ground-based networked communication systems as contracts near completion and demand declines due to DoD budget reductions, (2) lower U.S. Army demand for remote video terminals and ISR support services driven by the U.S. military drawdown from Afghanistan and (3) the completion of a specialty radio frequency (RF) contract for the U.S. Army. Sales also decreased $60 million for Tactical Satellite Communications products primarily due to lower demand and timing of deliveries of mobile and ground-based satellite communication systems for the U.S. military. These decreases were partially offset by an increase of $47 million primarily for Space & Power Systems due to increased deliveries of power devices for commercial satellites.

Communication Systems operating income for the year ended December 31, 2014 increased by $28 million, or 17%, compared to the year ended December 31, 2013. Operating margin increased by 220 basis points to 9.9%. Operating margin increased by: (1) 140 basis points due to lower pension expense of $28 million, (2) 50 basis points due to improved productivity and (3) 30 basis points primarily due to lower development and production costs for Broadband Communication Systems.

L-3 Announces Results for the 2014 Fourth Quarter	Page 7

NSS

	Fourth Quarter Ended			Year Ended Dec. 31,
($ in millions)	2014	2013	Decrease	2014	2013	Decrease
Net sales	$264	$310	(14.8)%	$1,209	$1,295	(6.6)%
Operating income	$8	$19	(57.9)%	$64	$85	(24.7)%
Operating margin	3.0%	6.1%	(310) bpts	5.3%	6.6%	(130) bpts

Fourth Quarter: NSS net sales for the 2014 fourth quarter decreased by $46 million, or 15%, compared to the 2013 fourth quarter. Sales declined by: (1) $33 million for Defense Solutions primarily due to lower demand and contracts nearing completion, (2) $14 million for Federal Solutions primarily due to completed contracts and (3) $8 million primarily for Intelligence Solutions due to work scope reductions on a technical support contract for a U.S. Government agency as a result of U.S. Government budget reductions. The Data Tactics acquisition increased sales by $9 million.

NSS operating income for the 2014 fourth quarter decreased by $11 million, or 58%, compared to the 2013 fourth quarter. Operating margin decreased by 310 basis points to 3.0%. Operating margin decreased by: (1) 200 basis points due to higher business development, marketing and selling expenses, and lower sales and higher overhead expense rates caused by delayed contract awards for international contracts and protests on contracts with the U.S. Government, (2) 70 basis points due to favorable contract performance adjustments in the 2013 fourth quarter not recurring in the 2014 fourth quarter and (3) 40 basis points primarily due to lower margins on new business and recompetitions due to competitive pricing pressure.

Full Year: NSS net sales for the year ended December 31, 2014 decreased by $86 million, or 7%, compared to the year ended December 31, 2013. Sales declined by: (1) $52 million for Defense Solutions primarily due to lower demand and contracts nearing completion, partially offset by an information technology (IT) services contract for the U.S. Army Reserve that began in the 2013 fourth quarter, (2) $45 million for Federal Solutions primarily due to completed contracts and (3) $27 million for Intelligence Solutions primarily due to U.S. Government sequestration cuts. The Data Tactics acquisition increased sales by $38 million.

NSS operating income for the year ended December 31, 2014 decreased by $21 million, or 25%, compared to the year ended December 31, 2013. Operating margin decreased by 130 basis points to 5.3%. Operating margin decreased by: (1) 60 basis points due to higher business development, marketing and selling expenses, and lower sales and higher overhead expense rates caused by delayed contract awards for international contracts and protests on contracts with the U.S. Government, (2) 50 basis points due to less favorable contract performance adjustments and (3) 20 basis points due to lower margins on new business and recompetitions due to competitive pricing pressure.

L-3 Announces Results for the 2014 Fourth Quarter	Page 8

Financial Guidance

Based on information known as of today, the company has updated its consolidated and segment financial guidance for the year ending December 31, 2015. A 2015 preliminary outlook was previously provided on October 30, 2014. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 10 and the impact, if any, of the litigation and investigations relating to the matters subject to our Internal Review. The company undertakes no duty to update its guidance.

Consolidated 2015 Financial Guidance ($ in millions, except per share data)
	Guidance	Preliminary Outlook October 30, 2014
Net sales	$11,750 to $11,950	$11,800
Operating margin	9.3%	9.3%
Interest expense	$ 190	$ 189
Interest and other income	$ 15	$ 17
Effective tax rate	32.0%	32.0%
Diluted shares	82.8	82.8
Diluted EPS	$ 7.35 to $7.65	$7.50
Net cash from operating activities	$ 1,120	$ 1,120
Capital expenditures, net of dispositions of property, plant and equipment	(195)	(195)
Free cash flow	$ 925	$ 925

Segment 2015 Financial Guidance ($ in millions)

Net Sales:
Electronic Systems	$4,550 to $4,650
Aerospace Systems	$4,100 to $4,200
Communication Systems	$1,900 to $2,000
NSS	$1,100 to $1,200
Operating Margins:
Electronic Systems	11.4% to 11.6%
Aerospace Systems	7.7% to 7.9%
Communication Systems	9.0% to 9.2%
NSS	6.6% to 6.8%

The consolidated 2015 guidance assumes:

—	Sales of $55 million from the acquisition of MITEQ on January 21, 2015,

—	A net pension expense increase of $59 million to $29 million for 2015 compared to $30 million net pension income for 2014. This estimated increase in net pension expense will reduce 2015 operating margin by approximately 50 basis points and diluted EPS by $0.45. The increase in pension expense is due to: (i) $50 million related to an 89 basis point decline in the estimated weighted average discount rate to 4.14% from 5.03% at December 31, 2013 and (ii) $12 million due to the reduction of 2015 recoverable pension costs under Government Cost Accounting Standards as a result of the passage of the Highway and Transportation Funding Act of 2014, partially offset by a decrease of $3 million primarily due to other changes in assumptions,

L-3 Announces Results for the 2014 Fourth Quarter	Page 9

—	The increase in the net pension expense in the 2015 segment financial guidance is a reduction in operating income and margin of: (i) $13 million and 30 basis points for Electronic Systems, (ii) $27 million and 70 basis points for Aerospace Systems, (iii) $18 million and 90 basis points for Communication Systems and (iv) $1 million and 10 basis points for NSS,

—	The R&E tax credit that expired on December 31, 2014 is not re-enacted for 2015. If re-enacted for 2015, the annual R&E tax credit would reduce the effective tax rate by 220 basis points and increase diluted EPS by $0.24,

—	Share repurchases of $500 million,

—	Excludes any potential non-cash goodwill impairment charges for which the information is presently unknown,

—	Excludes potential litigation charges and additional expenses relating to the Internal Review at Aerospace Systems, which was completed in October 2014, and

—	Excludes the impact of the divestiture of L-3 MSI, which is expected to close in the second quarter of 2015.

Additional financial information regarding the 2014 fourth quarter and full year results and the 2015 financial guidance is available on the company’s website at www.L-3com.com.

L-3 Announces Results for the 2014 Fourth Quarter	Page 10

Conference Call

In conjunction with this release, L-3 will host a conference call today, Thursday, January 29, 2015 at 11:00 a.m. ET that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer, and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.

11:00 a.m.  ET

10:00 a.m.  CT

   9:00 a.m.  MT

  8:00 a.m.  PT

Listeners may access the conference call live over the Internet at the company’s website at:

        http://www.L-3com.com

Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software. The archived version of the call may be accessed at our website or by dialing (877) 344-7529 passcode: 10058945, beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs approximately 45,000 people worldwide and is a prime contractor in aerospace systems and national security solutions. L-3 is also a leading provider of a broad range of communication and electronic systems and products used on military and commercial platforms.

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this press release, including information regarding the company’s 2015 financial guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions are used to identify forward-looking statements. The company cautions investors that these statements are subject to risks and uncertainties many of which are difficult to predict and generally beyond the company’s control that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following: our dependence on the defense industry; backlog processing and program slips resulting from delayed funding of the Department of Defense (DoD) budget; U.S. Government failure to raise the debt ceiling; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business; or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; global economic uncertainty; the DoD’s Better Buying Power and other efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations; our extensive use of fixed-price type revenue arrangements; the rapid change of technology and high level of competition in which our businesses participate; risks relating to technology and data security; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters; results of audits by U.S. Government agencies and of on-going governmental investigations, including the Internal Review; the impact on our business of improper conduct by our employees, agents or business partners; ultimate

L-3 Announces Results for the 2014 Fourth Quarter	Page 11

resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; and the fair values of our assets.

Our forward-looking statements speak only as of the date of this press release or as of the date they were made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our amendment to our Annual Report on Form 10-K/A for the year ended December 31, 2013 filed on October 10, 2014 and in the quarterly report on Form 10-Q for the quarterly period ended September 26, 2014 and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.

        # # #

– Financial Tables Follow –

Table A

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data, 2013 as revised)

	Fourth Quarter Ended		Year Ended Dec. 31,
	2014	2013(a)	2014	2013(a)
Net sales	$3,208	$3,234	$12,124	$12,622
Cost of sales	(2,905)	(2,928)	(11,039)	(11,410)

Operating income	303	306	1,085	1,212
Interest expense	(49)	(46)	(178)	(177)
Interest and other income, net	4	6	18	20

Income before income taxes	258	266	925	1,055
Provision for income taxes	(51)	(78)	(248)	(295)

Net income	207	188	677	760
Net income attributable to noncontrolling interests	(4)	(3)	(13)	(9)

Net income attributable to L-3	$203	$185	$664	$751

Earnings per share attributable to L-3 Holdings’ common shareholders:
Basic	$2.41	$2.10	$7.78	$8.40

Diluted	$2.36	$2.04	$7.56	$8.24

L-3 Holdings’ weighted average common shares outstanding:
Basic	84.4	88.0	85.4	89.4

Diluted	86.0	90.5	87.8	91.1

(a)	See Tables E and F for the revisions to the previously reported unaudited condensed consolidated statements of operations for the fourth quarter and the year ended December 31, 2013.

Table B

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SELECT FINANCIAL DATA

(in millions, 2013 as revised)

	Fourth Quarter Ended		Year Ended Dec. 31,

	2014	2013(a)	2014	2013(a)

Segment operating data

Net sales:
Electronic Systems	$1,331	$1,251	$4,617	$4,598
Aerospace Systems	1,152	1,139	4,321	4,551
Communication Systems	461	534	1,977	2,178
NSS	264	310	1,209	1,295

Total	$3,208	$3,234	$12,124	$12,622

Operating income:
Electronic Systems	$154	$145	$537	$533
Aerospace Systems	92	90	288	426
Communication Systems	49	52	196	168
NSS	8	19	64	85

Total	$303	$306	$1,085	$1,212

Operating margin:
Electronic Systems	11.6%	11.6%	11.6%	11.6%
Aerospace Systems	8.0%	7.9%	6.7%	9.4%
Communication Systems	10.6%	9.7%	9.9%	7.7%
NSS	3.0%	6.1%	5.3%	6.6%
Total	9.4%	9.5%	8.9%	9.6%

Depreciation and amortization:
Electronic Systems	$34	$30	$123	$117
Aerospace Systems	10	10	40	38
Communication Systems	13	13	51	48
NSS	3	3	11	11

Total	$60	$56	$225	$214

Funded order data
Electronic Systems	$1,350	$1,171	$4,784	$4,594
Aerospace Systems	1,248	1,136	4,177	4,304
Communication Systems	537	460	1,960	1,991
NSS	249	214	1,165	1,167

Total	$3,384	$2,981	$12,086	$12,056

	Dec. 31,	Dec. 31,
	2014	2013
Period end data
Funded backlog	$10,224	$10,368

(a)	See Tables G and H for the revisions to the previously reported unaudited select financial data for the Electronic Systems, Aerospace Systems and Communication Systems segments for the fourth quarter and the year ended December 31, 2013.

Table C

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

BALANCE SHEETS

(in millions, 2013 as revised)

	Dec. 31, 2014	Dec. 31, 2013
ASSETS

Cash and cash equivalents	$442	$500
Billed receivables, net	852	991
Contracts in process	2,295	2,442
Inventories	288	366
Deferred income taxes	141	147
Other current assets	210	167
Assets held for sale	561	—

Total current assets	4,789	4,613

Property, plant and equipment, net	1,088	1,042
Goodwill	7,501	7,796
Identifiable intangible assets	243	285
Deferred debt issue costs	27	24
Other assets	227	247

Total assets	$13,875	$14,007

LIABILITIES AND EQUITY

Accounts payable, trade	$382	$535
Accrued employment costs	513	545
Accrued expenses	402	464
Advance payments and billings in excess of costs incurred	573	576
Income taxes	4	31
Other current liabilities	389	402
Liabilities held for sale	239	—

Total current liabilities	2,502	2,553

Pension and postretirement benefits	1,184	727
Deferred income taxes	502	635
Other liabilities	387	406
Long-term debt	3,939	3,630

Total liabilities	8,514	7,951

Shareholders’ equity	5,286	5,981
Noncontrolling interests	75	75

Total equity	5,361	6,056

Total liabilities and equity	$13,875	$14,007

Table D

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

(in millions, 2013 as revised)

	Year Ended Dec. 31,
	2014	2013
Operating activities
Net income	$677	$760
Depreciation of property, plant and equipment	172	166
Amortization of intangibles and other assets	53	48
Deferred income tax provision	148	42
Stock-based employee compensation expense	51	59
Contributions to employee savings plans in L-3 Holdings’ common stock	130	114
Amortization of pension and postretirement benefit plans net loss and prior service cost	15	83
Amortization of bond discounts and deferred debt issue costs (included in interest expense)	7	6
Other non-cash items	—	2
Changes in operating assets and liabilities, excluding amounts from acquisitions and divestitures:
Billed receivables	51	(18)
Contracts in process	6	86
Inventories	—	1
Other assets	(4)	(88)
Accounts payable, trade	(112)	28
Accrued employment costs	(7)	(5)
Accrued expenses	(17)	1
Advance payments and billings in excess of costs incurred	66	(44)
Income taxes	(20)	31
Excess income tax benefits related to share-based payment arrangements	(17)	(4)
Other current liabilities	1	15
Pension and postretirement benefits	(47)	14
All other operating activities	(28)	(34)

Net cash from operating activities	1,125	1,263

Investing activities
Business acquisitions, net of cash acquired	(57)	(62)
Proceeds from sale of a business	6	4
Capital expenditures	(183)	(209)
Dispositions of property, plant and equipment	4	12
Other investing activities	1	(6)

Net cash used in investing activities	(229)	(261)

Financing activities
Proceeds from sale of senior notes	996	—
Retirement of CODES	(935)	—
Borrowings under revolving credit facility	1,367	1,893
Repayment of borrowings under revolving credit facility	(1,367)	(1,893)
Common stock repurchased	(823)	(800)
Dividends paid on L-3 Holdings’ common stock	(208)	(199)
Proceeds from exercises of stock options	93	128
Proceeds from employee stock purchase plan	35	36
Debt issue costs	(8)	—
Excess income tax benefits related to share-based payment arrangements	17	4
Other financing activities	(43)	(18)

Net cash used in financing activities	(876)	(849)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(17)	(2)

Change in cash balance included in assets held for sale	(61)	—

Net (decrease) increase in cash and cash equivalents	(58)	151
Cash and cash equivalents, beginning of the year	500	349

Cash and cash equivalents, end of the year	$442	$500

Table E

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED REVISED CONDENSED

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE QUARTERLY PERIOD ENDED DECEMBER 31, 2013

(in millions, except per share data)

		Adjustments for:
	As Previously Reported	Aerospace Systems Segment Internal Review	Sales-Type Lease Transaction	Out of Period Amounts	As Revised

Net sales	$3,256	$(28)	$(3)	$9	$3,234
Cost of sales	(2,932)	4	2	(2)	(2,928)

Operating income	324	(24)	(1)	7	306
Interest expense	(46)	—	—	—	(46)
Interest and other income, net	4	—	2	—	6

Income before income taxes	282	(24)	1	7	266
Provision for income taxes	(83)	8	(1)	(2)	(78)

Net income	199	(16)	—	5	188
Net income attributable to noncontrolling interests	(3)	—	—	—	(3)

Net income attributable to L-3	$196	$(16)	$—	$5	$185

Earnings per share attributable to L-3 Holdings’ common shareholders:
Basic	$2.23	$(0.18)	$(0.01)	$0.06	$2.10

Diluted	$2.17	$(0.18)	$(0.01)	$0.06	$2.04

L-3 Holdings’ weighted average common shares outstanding:
Basic	88.0	—	—	—	88.0

Diluted	90.5	—	—	—	90.5

Table F

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED REVISED CONDENSED

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

(in millions, except per share data)

		Adjustments for:
	As Previously Reported	Aerospace Systems Segment Internal Review	Sales-Type Lease Transaction	Out of Period Amounts	As Revised

Net sales	$12,629	$(39)	$(7)	$39	$12,622
Cost of sales	(11,371)	(21)	7	(25)	(11,410)

Operating income	1,258	(60)	—	14	1,212
Interest expense	(177)	—	—	—	(177)
Interest and other income, net	15	—	5	—	20

Income before income taxes	1,096	(60)	5	14	1,055
Provision for income taxes	(309)	21	(2)	(5)	(295)

Net income	787	(39)	3	9	760
Net income attributable to noncontrolling interests	(9)	—	—	—	(9)

Net income attributable to L-3	$778	$(39)	$3	$9	$751

Earnings per share attributable to L-3 Holdings’ common shareholders:
Basic	$8.70	$(0.43)	$0.03	$0.10	$8.40

Diluted	$8.54	$(0.43)	$0.03	$0.10	$8.24

L-3 Holdings’ weighted average common shares outstanding:
Basic	89.4	—	—	—	89.4

Diluted	91.1	—	—	—	91.1

TABLE G

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED REVISED SELECT SEGMENT FINANCIAL DATA

FOR THE QUARTERLY PERIOD ENDED DECEMBER 31, 2013

(in millions)

		Adjustments for:
	As Previously Reported	Aerospace Systems Segment Internal Review	Sales-Type Lease Transaction	Out of Period Amounts	As Revised

Electronic Systems

Net Sales	$1,254	$—	$(3)	$—	$1,251

Operating Income	$146	$—	$(1)	$—	$145

Operating Margin	11.6%				11.6%

Aerospace Systems

Net Sales	$1,158	$(28)	$—	$9	$1,139

Operating Income	$107	$(24)	$—	$7	$90

Operating Margin	9.2%				7.9%

Communication Systems

Net Sales	$534	$—	$—	$—	$534

Operating Income	$52	$—	$—	$—	$52

Operating Margin	9.7%				9.7%

NSS

Net Sales	$310	$—	$—	$—	$310

Operating Income	$19	$—	$—	$—	$19

Operating Margin	6.1%				6.1%

TABLE H

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED REVISED SELECT SEGMENT FINANCIAL DATA

FOR THE YEAR ENDED DECEMBER 31, 2013

(in millions)

		Adjustments for:			As Revised
	As Previously Reported	Aerospace Systems Segment Internal Review	Sales-Type Lease Transaction	Out of Period Amounts

Electronic Systems

Net Sales	$4,605	$—	$(7)	$—	$4,598

Operating Income	$533	$—	$—	$—	$533

Operating Margin	11.6%				11.6%

Aerospace Systems

Net Sales	$4,561	$(39)	$—	$29	$4,551

Operating Income	$482	$(60)	$—	$4	$426

Operating Margin	10.6%				9.4%

Communication Systems

Net Sales	$2,168	$—	$—	$10	$2,178

Operating Income	$158	$—	$—	$10	$168

Operating Margin	7.3%				7.7%

NSS

Net Sales	$1,295	$—	$—	$—	$1,295

Operating Income	$85	$—	$—	$—	$85

Operating Margin	6.6%				6.6%